Exhibit 99.8

EXECUTION VERSION

ASSIGNMENT AGREEMENT

This Assignment Agreement (the “Agreement”) is made by and between Claymore Capital Pty Ltd. (the “Assignee”) and Dominion Capital LLC (the “Assignor”), effective February 20, 2025. The Assignor and the Assignee are sometimes referred to in this Agreement singly as a “Party” or collectively as the “Parties”.

WHEREAS, the Assignor is the holder of that certain promissory note (the “Note”), dated February 28, 2023 and issued by HUB Cyber Security Ltd. (the “Company”), in the principal amount of $2,500,000 with interest and fees having accrued (and continuing to accrue) thereon, with the current outstanding value understood by the Parties to be over USD $4,500,000;

WHEREAS, Assignor desires to assign and sell, and Assignee desires to purchase, ratable portions of the Note in accordance with the terms and schedule set forth herein;

WHEREAS, Assignor agrees that, upon Assignor’s receipt of each payment set forth in Section 1.1 herein from Assignee, in compliance with the schedule set forth herein, Assignee shall be assigned a ratable portion of the interests and rights to the Note, including any accrued but unpaid interest, and the Assignor shall have no claim, right or other ownership in such amounts; and

WHEREAS, the above Recitals are incorporated into and made part of this Agreement and Parties intend to be bound by the terms of this Agreement;

NOW, THEREFORE, in consideration of the mutual promises and agreements contained in this Agreement, and intending to be legally bound, the Parties agree as follows:

1.	Assignment of Interest. The Assignor agrees to sell, transfer, and assign the Note to Assignee in ratable portions on the dates as set forth herein (collectively, the “Assignment”) and Assignee agrees to purchase those portions of the Note and accepts such Assignment, subject to the terms and conditions of this Agreement.

1.1	As consideration for the Assignment, Assignee or its designee shall make all payments to Assignor as set forth in the Schedule of Payments in Exhibit A attached hereto in immediately available funds, subject to the terms and conditions of this Agreement.

1.2	Each payment shall be made by bank transfer pursuant to the written instructions of Assignor to Assignee, a copy of which is attached hereto as Exhibit B

1.3	Upon the timely payment by Assignor to Assignee of all amounts set forth in the Schedule of Payments, the Note and all related rights thereunder shall be deemed to have been fully assigned to Assignee, and Assignor shall have no remaining rights thereunder.

1.4	For the avoidance of doubt, Assignor and the Company each acknowledge that, unless and until Assignee fully completes the timely payment of all amounts set forth in the Schedule of Payments, Assignor shall retain its rights to the unassigned portions of the Note, including with respect to the amounts awarded to it in the action in the Supreme Court of the State of New York, County of New York Dominion Capital LLC v. HUB Cyber Security Ltd., No. 656000/2023.

2.	Representations and Warranties.

2.1	Each of Assignor and Assignee represents and warrants to the other party hereto that it has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the provisions hereof, that this Agreement has been duly authorized, executed and delivered by such party and that this Agreement constitutes a legal, valid and binding obligation of such party, enforceable against such party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general principles of equity.

2.2	Assignor further represents that Assignor holds its right in the Note free and clear of all mortgages, pledges, restrictions, liens, charges, encumbrances, security interests, obligations or other claims. Upon execution and delivery hereof, this Agreement shall be a legal, valid and binding agreement of Assignor, enforceable against Assignor in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other laws affecting creditors’ rights and by general principles of equity.

2.3	Assignor further represents that no consent, approval or agreement of any individual or entity is required to be obtained by Assignor in connection with the execution and performance by Assignor of this Agreement or the execution and performance by Assignor of any agreements, instruments or other obligations entered into in connection with this Agreement.

2.4	Assignee warrants and represents that it has, and shall continue to have, all requisite financing capabilities to fully and timely meet all of its payment obligations thereof.

4.	Assignor and Assignee Bound. Assignor and Assignee each hereby accepts the foregoing assignment and transfer and promises to be bound by and upon all the covenants, agreements, terms and conditions set forth therein.

5.	Benefit and Assignments. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns; provided that no party, except Assignee, shall assign or transfer all or any portion of this Agreement without the prior written consent of the other party, and any such attempted assignment shall be null and void and of no force or effect.

6.	Jurisdiction and Venue. The construction, interpretation, and enforcement of this Agreement shall at all times and in all respects be governed by the laws of the State of New York, without reference to the State of New York’s choice of law or conflict of law provisions and principles. Any claim arising from and/or relating to this Agreement in any way shall be brought and maintained exclusively in the state or federal courts in the State of New York, County of New York, and each Party consents to the jurisdiction of said courts and waives any defense or challenge to such a proceeding based on personal jurisdiction, forum non conveniens or venue. Each Party hereby irrevocably waives personal service of process and consents to process being served in any suit, action or proceeding in connection with this Agreement by first-class mail or recognized overnight courier as follows (which shall constitute valid and sufficient service): (i) upon Assignor, at 256 West 38th Street, 15th Floor, New York, New York, 10018, Attn: Mikhail Gurevich; and (ii) upon Assignee, at Level 27, 25 Bligh Street, Sydney NSW 2000, Australia.

7.	Headings. The paragraph headings of this Agreement are for convenience of reference only and do not form a part of the terms and conditions of this Agreement or give full notice thereof.

8.	Severability. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability, without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

9.	Entire Agreement. This Agreement contains the entire understanding between the Parties, no other representations, warranties or covenants having induced either Party to execute this Agreement and supersedes all prior or contemporaneous agreements with respect to the subject matter hereof. This Agreement may not be amended or modified in any manner except by a written agreement duly executed by the Party to be charged, and any attempted amendment or modification to the contrary shall be null and void and of no force or effect.

10.	Counterparts. This Agreement may be executed in any number of counterparts by original, facsimile or email signature. All executed counterparts shall constitute one Agreement not withstanding that all signatories are not signatories to the original or the same counterpart. Facsimile, scanned signatures, and electronic are considered original signatures.

11.	Modification. This Agreement may only be modified in a writing signed by all Parties and acknowledged by the Company.

[Balance of the Page Intentionally Blank; Signature Page on Next Page]

EXECUTION VERSION

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

DOMINION CAPITAL LLC

By:	/s/ Mikhail Gurevich
Name: Mikhail Gurevich
Title: Authorized Person

CLAYMORE CAPITAL

By:	/s/ Anton Rosenberg
Name: Anton Rosenberg
Title: Managing Director

The Company hereby acknowledges the Assignment of the Securities.

HUB CYBER SECURITY LTD.

By:	/s/ Noah Hershcoviz
Name:Noah Hershcoviz
Title: CEO

EXHIBIT A

SCHEDULE OF PAYMENTS

Payment Amount	Payment Deadline
$400,000	February 21, 2025
$200,000	March 3, 2025
$390,000	March 17, 2025
$390,000	April 1, 2025
$390,000	May 1, 2025
$390,000	June 2, 2025
$390,000	July 1, 2025
$390,000	August 1, 2025
$390,000	September 1, 2025
$390,000	October 1, 2025
$390,000	November 3, 2025
$390,000	December 1, 2025

EXHIBIT B

WIRING INSTRUCTIONS

(See attached)

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